Exhibit 99.1

Financial Statements and Report of Independent

Certified Public Accountants

Frontier Gas Services, LLC

For the years ending December 31, 2010, 2009 and 2008 and

for the three months ended March 31, 2011 and March 31, 2010

Exhibit 99.1

Report of Independent Certified Public Accountants

Members

Frontier Gas Services, LLC

We have audited the accompanying balance sheets of Frontier Gas Services, LLC as of December 31, 2010 and 2009, and the related statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Gas Services, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

February 22, 2011

Frontier Gas Services, LLC

Balance Sheets

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$1,428,000	$2,083,517	$5,547,661
Accounts receivable	5,937,098	11,327,900	4,071,970
Prepaid assets	932,082	898,978	137,627

Total current assets	8,297,180	14,310,395	9,757,258

PROPERTY AND EQUIPMENT	159,409,404	150,730,186	29,915,124
Less- accumulated depreciation	(11,422,644)	(9,107,746)	(1,863,689)

Property and equipment, net	147,986,760	141,622,440	28,051,435

DEFERRED LOAN COSTS, net	661,260	644,762	—

INTANGIBLE ASSETS, net	21,579,614	21,925,582	12,119,454

OTHER LONG-TERM ASSETS	177,083	364,583	—

Total assets	$178,701,897	$178,867,762	$49,928,147

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,330,991	$6,849,050	$2,303,036
Amounts due to related parties	186,547	59,398	173,083
Other liabilities, current	587,425	632,826	57,656
Current portion of capital leases	2,468,399	2,468,399	—

Total current liabilities	7,573,362	10,009,673	2,533,775

LONG-TERM DEBT	8,000,000	6,000,000	—

CAPITAL LEASES	5,759,599	6,376,699	—

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY, per accompanying statement	157,368,936	156,481,390	47,394,372

Total liabilities and members’ equity	$178,701,897	$178,867,762	$49,928,147

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC

Statements of Operations

	Three months ended March 31,		Years ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)
REVENUES:
Gas sales	$4,760,960	$5,428,732	$21,225,303	$12,411,461	$4,573,258
Natural gas liquids sales	5,534,826	4,183,401	18,155,382	13,197,309	—
Gathering	5,703,325	4,582,128	21,360,415	3,209,574	1,621,340
Compression and other	763,044	1,061,205	5,011,229	1,273,490	199,728
Condensate sales	239,996	46,074	519,614	194,755	—

Total revenues	17,002,151	15,301,540	66,271,943	30,286,589	6,394,326

EXPENSES:
Gas purchases	8,967,453	8,479,852	34,350,512	23,041,098	4,525,515
Operating	3,452,517	1,927,215	10,122,996	2,839,569	798,367
General and administrative	886,536	773,118	3,738,524	2,812,280	1,847,093
Depreciation and amortization	2,660,866	1,880,213	8,627,930	1,944,922	489,560

Total expenses	15,967,372	13,060,398	56,839,962	30,637,869	7,660,535

OTHER INCOME (EXPENSE):
Gain on business combination	—	11,190,000	11,190,000	—	—
Interest income	254	34,825	84,606	21,478	78,145
Interest expense	(147,487)	—	(119,569)	—	(34,779)

NET INCOME (LOSS)	$887,546	$13,465,967	$20,587,018	$(329,802)	$(1,222,843)

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC

Statements of Members’ Equity

Members’ Equity
BALANCE, January 1, 2008	$(414,426)
CONTRIBUTIONS	19,826,187
NET LOSS	(1,222,843)

BALANCE, December 31, 2008	18,188,918
CONTRIBUTIONS	29,535,256
NET LOSS	(329,802)

BALANCE, December 31, 2009	47,394,372
CONTRIBUTIONS	88,500,000
NET INCOME	20,587,018

BALANCE, December 31, 2010	156,481,390
NET INCOME (unaudited)	887,546

BALANCE, March 31, 2011 (unaudited)	$157,368,936

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC

Statements of Cash Flows

	For the three months ended March 31,		For the years ended Decembar 31,
	2011	2010	2010	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$887,546	$13,465,967	$20,587,018	$(329,802)	$(1,222,843)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,660,866	1,880,213	8,627,930	1,944,922	489,560
Noncash general and administrative expenses	—	—	—	535,256	1,826,187
Amortization of loan costs	42,487	—	42,486	—	—
Gain on business combination	—	(11,190,000)	(11,190,000)	—	—
Change in operating assets and liabilities:
Accounts receivable	5,390,802	(1,175,131)	(7,255,930)	(3,399,663)	(615,712)
Prepaid assets	154,396	(309,811)	(1,125,934)	(126,128)	(6,064)
Accounts payable	(2,518,059)	(197,244)	4,495,999	1,960,363	255,521
Other current liabilities	(45,401)	3,110,334	470,240	3,473	(108,616)
Amounts due to related parties	127,149	330,385	(113,685)	2,451	(43,667)

Net cash provided by operating activities	6,699,786	5,914,713	14,538,124	590,872	574,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(8,679,218)	(3,094,640)	(59,944,434)	(3,501,163)	(8,866,385)
Cash paid for acquisition	—	(49,402,187)	(49,402,187)	(25,000,000)	—

Net cash used in investing activities	(8,679,218)	(52,496,827)	(109,346,621)	(28,501,163)	(8,866,385)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions	—	69,000,000	88,500,000	29,000,000	18,000,000
Borrowings on long-term debt	2,000,000	—	6,000,000	—	—
Payments of loan costs	(58,985)	(19,638)	(687,248)	—	—
Payments on capital leases	(617,100)	(617,100)	(2,468,399)	—	—
Payment on FES line of credit	—	—	—	—	(8,500,000)
Borrowings on FES line of credit	—	—	—	—	3,000,000

Net cash provided by financing activities	1,323,915	68,363,262	91,344,353	29,000,000	12,500,000

NET (DECREASE) INCREASE IN CASH	(655,517)	21,781,148	(3,464,144)	1,089,709	4,207,981
CASH, beginning of year	2,083,517	5,547,661	5,547,661	4,457,952	249,971

CASH, end of year	$1,428,000	$27,328,809	$2,083,517	$5,547,661	$4,457,952

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized of $25,000, $0, $0, $0 and $45,510	$—	$—	$70,139	$—	$227,142

NONCASH INVESTING AND FINANCING ACTIVITES:
Purchase of fixed assets on capital lease	$—	$11,313,497	$11,313,497	$—	$—

Accrued purchases of property and equipment	$—	$—	$154,945	$—	$—

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC

Notes to financial statements

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	General

Frontier Midstream, LLC (“Midstream”), a Delaware limited liability company and Frontier Gas Services, LLC (“Gas”), a Delaware limited liability company (together, the “Company”) are engaged in the acquisition, enhancement, operations and divesting of gathering, processing, transportation and other midstream assets, including product marketing. The Company is headquartered in Tulsa, Oklahoma.

Midstream was formed in 2006 as a wholly owned subsidiary of Frontier Energy Services, LLC (“FES”). On February 25, 2008, a majority interest in Midstream was acquired by Energy Spectrum Partners V LP (“ESP”), an equity investment group located in Dallas, Texas with a capital contribution of $18,000,000. Gas was formed on July 17, 2009. In August 2009, Midstream contributed its Indian Creek System to Gas in conjunction with a $5,000,000 cash contribution from TPF II Gas Services, LLC (“TPF”). Midstream’s other gathering systems, Wilson Creek and Rose Bud, were later contributed to Gas in November 2009. The contribution of assets from Midstream to Gas was accounted for as a combination of entities under common control, which is similar to the pooling of interest method of accounting for business combinations. Accordingly, these financial statements give retrospective effect to these transactions; and therefore, the Company’s results from January 1, 2008 through the dates contributed include all operations and transactions of the contributed gathering systems.

The Company currently has six gathering systems. The Rose Bud System was constructed and brought online in 2007. The Wilson Creek System was constructed and brought online in 2008. Both are located in the Fayetteville Shale Play in Arkansas. The Indian Creek System was acquired in January 2009 from Indian Creek Gas Processing, L.P. and Central Plains Pipeline Company, L.L.C. and is located in Roberts County, Texas. In 2010, the Company purchased two systems (Note C) and constructed the Woolly Hollow System. The Twin Groves, Prairie Creek and Woolly Hollow systems are located in the Fayetteville Shale Play in Arkansas.

Midstream has two classes of membership. The majority Class A membership is held by ESP. Class B membership is held by FES. Ownership percentages are determined by capital contributions of each membership class. Currently, Class A membership holds the majority interest of ownership. In general, the profits of Midstream are allocated between membership classes based upon multi-tiered payouts outlined in the agreement between the membership classes. No member shall be liable for the debts, obligations, or liabilities of Midstream, including under a judgment decree or order of a court.

2.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are appropriate, actual results could differ from those estimates.

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

3.	Interim Financial Statements

The accompanying interim financial statements at March 31, 2011 and for the three months ended March 31, 2011 and 2010 for the Company have not been audited by the Company’s independent certified public accountants. In the opinion of management, the accompanying interim financial statements reflect all adjustments necessary to present fairly the Company’s financial position at March 31, 2011 and its results of operations and its cash flows for the three months ended March 31, 2011 and 2010. All such adjustments are of a normal recurring nature. In preparing the accompanying interim financial statements, management has made certain estimates and assumptions that affect reported amounts in the interim financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results from interim periods are not necessarily indicative of annual results.

4.	Concentration and Credit Risks

The Company places its cash with high-quality institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit.

The Company derives its revenue from customers in the natural gas industry. This industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of its customer base. The Company’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities. At March 31, 2011 (unaudited) and December 31, 2010 and 2009, three, four and three customers accounted for approximately 98% 100% and 100% of total accounts receivable, respectively. Approximately 96% and 95% of the Company’s net sales were provided by three and four customers for the three months ended March 31, 2011 and 2010 (unaudited), respectively, and 95%, 81%, and 95% of the Company’s net sales were provided by four, two and three customers for the years ended December 31, 2010, 2009 and 2008, respectively.

5.	Accounts Receivable

Accounts receivable are recorded at amounts billed to customers. Credit is extended based on an evaluation of a customer’s financial condition and generally, collateral is not required. Amounts outstanding longer than the contractual terms are considered past due. An allowance for doubtful accounts, if necessary, is based on management’s assessment of the realizability of customer accounts. Management’s assessment is based on the overall creditworthiness of the Company’s customers and specific disputes, if any. Management believes that no allowance for doubtful accounts was necessary at March 31, 2011 (unaudited) and December 31, 2010 and 2009.

6.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation except when obtained through business combination (Note C). The Company charges repairs and maintenance expense against income when incurred and capitalizes renewals and betterments that extend the useful life or expand the capacity of the existing assets. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 4 to 20 years) of the respective assets. Additionally, the Company capitalizes interest directly related to the construction of assets.

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

The cost of property and equipment sold or otherwise disposed of, and the related accumulated depreciation is removed from the accounts, and any gain or loss is reflected in current operations.

The Company reviews long-lived assets for impairment at least annually and upon the occurrence of events or changes in circumstances that indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. No impairment of long-lived assets was required during the periods presented.

7.	Intangible Assets

Intangible assets consist of gas contracts. The gas contracts were acquired by the Company during acquisitions—See Note C. These contracts are amortized over the contract lives using the straight-line method.

8.	Revenue Recognition

The Company’s natural gas sales and purchase arrangements are accounted for on a gross basis in the statement of operations as sales and purchases, respectively. These transactions are contractual arrangements that establish the terms of the purchase of natural gas at a specified location and the sale at a different location at the specified date. Both sale and purchase transactions require physical delivery of the natural gas and the risk and reward of ownership are evidenced by title transfer, assumption of environmental risk, transportation scheduling, credit risk and counterparty nonperformance risk.

Service revenues generated include fee-based arrangements for natural gas gathering or compressing, treating or processing of those volumes of natural gas that flow through the gathering systems. The service revenues are recognized in the period when the service is provided.

9.	Income Taxes

The Company is structured as a limited liability company. Therefore, no provision for income taxes has been recorded in the Company’s financial statements. The Company’s earnings and losses for federal and state income tax purposes are included in the tax returns for the individual members.

The Company evaluates uncertain tax positions for recognition and measurement in the financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the financial statements at March 31, 2011 (unaudited) and December 31, 2010 and 2009. Any interest or penalties would be recognized as a component of income tax expense.

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

10.	Equity Compensation

The Company accounts for equity-based compensation to employees at fair value. The cost of employee services received in exchange for equity instruments is measured based on the grant-date fair value of those instruments. That cost is recognized as compensation expense over the requisite service period (often the vesting period). Awards subject to performance criteria vest when it is probable that the performance criteria will be met. Generally, no compensation cost is recognized for equity instruments that do not vest.

B - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Property and equipment
Construction in progress	$24,961,968	$16,332,900	$3,034,053
Pipeline systems	133,678,888	133,628,738	26,666,512
Trucks	411,410	411,410	108,504
Furniture and fixtures	357,138	357,138	106,055

	159,409,404	150,730,186	29,915,124
Accumulated depreciation	11,422,644	9,107,746	1,863,689

	$147,986,760	$141,622,440	$28,051,435

For the three months ended March 31, 2011 and 2010 (unaudited) the Company recorded depreciation expense of $2,314,898 and $1,534,245, respectively, and $7,244,057, $1,307,056 and $489,560, for the years ended December 31, 2010, 2009 and 2008, respectively.

At March 31, 2011 (unaudited) and December 31, 2010 and 2009, the construction in progress represents costs incurred in the ongoing construction of the Company’s gathering systems. Accordingly, no depreciation expense was recorded for these costs.

During 2010, the Company leased certain compressors which are accounted for as capital leases. At March 31, 2011 (unaudited) and December 31, 2010, the total capitalized cost of the leases is $11,313,497 with accumulated depreciation of $3,085,499 and $2,468,399, respectively.

C - ACQUISITIONS

On January 1, 2010, the Company entered into an asset sale agreement with Arkansas Midstream Gas Services, Corp., to acquire 100% of the natural gas gathering systems located in Conway and Faulkner counties in Arkansas for $49.4 million. The Company assumed no liabilities in the transaction. As part of the transaction, the Company executed a 10 year contractual arrangement, with a renewal option, for which they receive monthly gathering fees. The acquisition was funded through capital contributions and was accounted for using the purchase method of accounting. Accordingly, the assets acquired were recorded at their fair values. The tangible assets were valued utilizing the cost approach and the intangible asset was valued using the income approach. The assumptions used to estimate the fair values reflect the best estimate

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008 of how the Company believes market participants would benefit from the use of the assets being valued. The Company did utilize an expert in valuation techniques to assist in the formulation of the fair value estimates. The resulting valuation resulted in the Company recognizing a gain of approximately $11.2 million for the excess of the fair value of assets acquired compared to the consideration paid.

There were several factors that the Company believes contributed to the $11.2 million gain recognized in the acquisition including: seller’s business strategy and capital requirements, limited potential buyers in the region, and the historical business relationship created between the seller and the Company. The operating results of the business acquired have been included in the Company’s results of operations from the date of acquisition.

The value of the Twin Groves and Prairie Creek acquisition has been allocated to the assets acquired at the date of the acquisition as summarized in the table below:

Property and equipment	$49,402,187
Gas contracts	$11,190,000

Total fair value	$60,592,187

Gain recognized on business combination	$11,190,000

On January 9, 2009, the Company purchased certain assets of Indian Creek natural gas processing plant and related gathering system, and the Central Plains gas liquids pipeline, which are located in Roberts County, Texas, for $25,000,000. The acquisition was primarily funded through capital contributions from ESP, which totaled $24,000,000. The acquisition was accounted for using the purchase method of accounting, and the operating results of the business acquired have been included in the Company’s results of operations from the date of acquisition.

The cost of the Indian Creek acquisition has been allocated to the assets acquired at the date of the acquisition as summarized in the table below:

Property and equipment	$12,242,680
Gas contracts	12,757,320

Total fair value	$25,000,000

D - INTANGIBLE ASSETS

Intangible assets consist of gas contracts. The following table summarizes the Company’s investment in and net carrying value of its recorded intangible assets:

	March 31, 2011	December 31,
	(unaudited)	2010	2009
Intangible assets, gross	$23,947,320	$23,947,320	$12,757,320
Accumulated amortization	2,367,706	2,021,738	637,866

Intangible assets, net of amortization	$21,579,614	$21,925,582	$12,119,454

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

For the three months ended March 31, 2011 and 2010 (unaudited) the Company recorded amortization expense of $345,968 and $345,968, respectively, and $1,383,872, $637,866 and $0, for the years ended December 31, 2010, 2009 and 2008, respectively.

Future amortization expense for intangible assets is currently expected to be: $1,037,898 in the remainder of 2011; $1,383,866 in each of the years 2012—2015; and $15,006,252 cumulatively in 2016 and beyond. The intangible assets have useful lives of 15 to 20 years.

E - LONG-TERM DEBT

On October 7, 2010, the Company entered into a revolving credit agreement and note agreement with a bank. The initial line of credit is $50.0 million and has a maturity date of October 7, 2014. Interest is paid quarterly at either the “Daily Adjusting LIBOR Rate” or the “Prime-based Rate” plus an applicable margin as defined in the agreement (5.0% at March 31, 2011 (unaudited)). The Company had $8.0 million and $6.0 million outstanding on the revolving credit agreement at March 31, 2011 (unaudited) and December 31, 2010, respectively.

Substantially all of the Company’s fixed assets serve as collateral under the agreement. The Company is subject to certain financial and nonfinancial covenants including, but not limited to, maintenance of an interest coverage ratio and debt to consolidated EBITDA ratio. The Company was in compliance with its debt covenants at March 31, 2011 (unaudited).

The Company had a $10,000,000 line of credit agreement with FES that was terminated in March 2008 upon receipt of the capital contribution from ESP. Under the agreement, amounts borrowed were charged interest at a rate plus .5% for the first $5,000,000 borrowed and at the Bank of Oklahoma financial corporation prime rate less .5% for the second $5,000,000. Prior to termination of the agreement, the base rate charged was 7.75%.

F - CAPITAL LEASES

As discussed in Note B, the Company entered into several new leases for compressors during the year which are accounted for as capital leases. The total liability outstanding at March 31, 2011 (unaudited) related to these leases was $8,227,998.

Future minimum lease payments of capital leases:

$0,000,00000
Remaining 2011	$2,144,880
2012	2,859,840
2013	2,859,840
2014	1,161,810

Total payments	9,026,370
Imputed interest	(798,372)

Present value of future payments	$8,227,998

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008

G - FINANCIAL INSTRUMENTS

The approximate fair values of all the financial instruments, including cash, accounts receivable and accounts payables approximate their carrying values, due to their short-term nature. Additionally, the estimated fair value of borrowings under the revolving credit facility approximates its carrying value due to the debt agreements being so recent in nature.

H - COMMITMENTS AND CONTINGENCIES

1.	Leases

In addition to the capital leases discussed in Note F, the Company entered into operating leases for operating equipment, specifically compressors.

Future minimum lease payments for all non-cancelable operating leases at March 31, 2011 (unaudited) are $2,693,775 in remaining 2011; $1,694,160 in 2012 and $141,024 in 2013.

For the three months ended March 31, 2011 and 2010 (unaudited), rent expense was $1.1 million and $1.4 million, respectively, and $5.5 million, $1.0 million, and $0.1 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

2.	Purchase Commitment

At March 31, 2011 (unaudited), the Company had a commitment to purchase a cryogenic unit for $6,029,295. Milestone payments under the commitment are due upon completion of certain steps in the production process for the cryogenic unit. Production of the unit is expected to be completed by August 2011. As of March 31, 2011 (unaudited), the Company had made payments under the commitment of $3,652,601. Cancellation fees apply if the Company cancels the commitment prior to completion.

3.	Litigation

From time to time, the Company may be a party to various legal and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company from time to time. The Company cannot predict with certainty the outcome or effect of the pending matters. However, in the opinion of management, such pending matters would not have a significant effect on the financial position or results of operations of the Company.

I - RELATED PARTY TRANSACTIONS

As provided by the limited liability company agreement, Midstream and Gas have management agreements with FES whereby FES agreed to provide management, general and administrative services to the Company. To the extent the Company has cash to reimburse FES, FES is reimbursed by the Company for all direct general and administrative expenses, including office equipment and other necessary office expenses. Expenses that are not reimbursed are deemed to be capital contributions by FES. During the three months ended March 31, 2011 and 2010 (unaudited), the Company incurred no unreimbursed expenses under this agreement, and incurred $0, $535,256 and $1,826,187 for the years ended December 31, 2010, 2009 and 2008, respectively. This amount is included in general and administrative expenses in the statement of

Frontier Gas Services, LLC

Notes to financial statements — continued

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009 and 2008 operations. At March 31, 2011 (unaudited), December 31, 2010 and 2009, $186,547, $59,398 and $173,083 was payable to FES and there were no receivables from FES, respectively.

The Company also had sales of gas to Tenaska Marketing Ventures, an affiliate of TPF of $0 and $5.5 million for the three months ended March 31, 2011 and 2010 (unaudited), respectively, and $18.0 million, $11.6 million and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. Receivables from TPF at March 31, 2011 (unaudited), December 31, 2010 and 2009 were $0, $1.6 million and $1.5 million, respectively.

J - SUBSEQUENT EVENTS

On April 1, 2011, the Company completed a transaction with Crestwood Midstream Partners LP and sold all of its pipeline systems and related assets for $338 million. In conjunction with the completed transaction, the Company paid the $8 million outstanding on its line of credit. As of December 9, 2011, the date the financial statements were available to be issued, the balance outstanding on the line of credit was zero.

Management has evaluated subsequent events through December 9, 2011, the date the financial statements were available to be issued. No additional subsequent events were identified requiring recognition or disclosure in the accompanying financial statements.